                                                                    EXHIBIT 4.24


THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS THEY ARE SO REGISTERED OR AN EXEMPTIONdogrossoFinancial Printing GroupTHESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS THEY ARE SO REGISTERED OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.


                            FINANCIALWEB.COM, INC.
                      CONVERTIBLE NOTE DUE March 30, 2000

Principal Amount: $250,000.

FINANCIALWEB.COM, INC. a Nevada corporation (the "Company"), for value received, hereby promises to pay BLUEWATER CONSULTING INC. (the "Holder)", or registered assigns, on March 30, 2000 the principal amount of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) (or so much thereof as shall not have been prepaid or surrendered for conversion) in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, at the offices of the Holder located at 2883 BORMAN COURT, DAYTONA BEACH, FL. 32124 together with simple interest of 9.75% on the unpaid portion of the principal amount thereof, calculated at the rate of .8125% monthly.

Section 1.  THE NOTES.

     Section 1.01. Registration, Transfer and Exchange of Convertible Notes. The Company shall keep at its principal office a register in which the Company will provide for registration, transfer and exchange of Convertible Notes. Subject to compliance with applicable securities laws, the Holder (as defined below) of any Convertible Note may, at its option and either in person or by duly authorized attorney, surrender the same at said office for registration of transfer or exchange, accompanied, if surrendered for transfer, by a written instrument of transfer duly executed by said Holder or attorney. If any Holder shall so request transfer or exchange of a Convertible Note held by it, the Company shall, within a reasonable time thereafter, without expense to such Holder (other than transfer taxes, if any) deliver to or upon its order one or more Convertible Notes in the same unpaid aggregate principal amount as the Convertible Note so surrendered, each dated the date to which interest has been paid on the Convertible Note so surrendered, in the principal amount of $5,000 or any multiple thereof, and registered in such name or names, or payable to such Person or Persons, or order, as shall be specified by the Holder making such request. The Company may deem and treat the Holder of any Convertible Note as the absolute owner of such Convertible Note for the purpose of receiving payment of or on account of the principal and interest on such Convertible Note and for the purposes of any notices, waivers or consent thereunder, and payment of any Convertible Note shall be made only to or upon the order in writing of such Holder.

     Section 1.02. Loss, Theft, Destruction or Convertible Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Convertible Note and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company, or in the case of any such mutilation, upon surrender and cancellation of this Convertible Note, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Convertible Note, a new Convertible Note of like tenor and unpaid principal amount and dated as of the date from which unpaid interest has then accrued on the Convertible Note so lost, stolen, destroyed or mutilated.

Section 2.  DEFINITIONS.

     Section 2.01. Terms Defined. The terms defined in this Section 2.01 (except as herein otherwise expressly provided or unless the context otherwise requires for all purposes of this Convertible Note shall have the respective meanings specified in this Section 2.01.

            Common Stock: The term "Common Stock" means shares of the Company's Common Stock, par value $.001 per share.

          Company: The term "Company" means FINANCIALWEB. COM, INC. a Nevada corporation, and any successor corporation to the Company (including the corporation surviving any subsequent merger).

          Convertible Notes: The term "Convertible Notes" means this note and any one or more notes created by transfer, succession, partial conversion or partial prepayment as contemplated by this note.

          Current Conversion Price: The term "Current Conversion Price" means the Conversion Price as most recently adjusted pursuant to Section 6.06.

          Default: The term "Default" means an event which with notice or upon the lapse of time or both would become an Event of Default.

          Event of Default: The term "Event of Default" means any event specified in Section 5.01, continued for the period of time, if any, and after the giving of notice, if any, therein designated.

          Holder: The term "Holder" means the Person in whose name such Convertible Note is registered in the register maintained by the Company pursuant to Section 1.01.

          Maturity: The term "Maturity" when used with respect to any Convertible Note means the date of which the principal (and interest,) of such Convertible Note becomes due and payable as herein provided, whether at February 11, 2000, (b) declaration of acceleration or (c) otherwise.

Section 3.  CERTAIN COVENANTS.

     Section 3.01. Authority; Payment of Convertible Notes. The Company is dully authorized to issue this Convertible Note and enter into the provisions contained herein and the Convertible Note and its provisions constitute binding valid and enforceable obligations of the Company. The Company will duly and punctually pay or cause to be paid in cash the principal and the interest on each of the Convertible Notes at the time and place and in the manner provided herein.

     Section 3.02.  General Covenants.  The Company will:

     (a) promptly pay and discharge or cause to be paid and discharged all lawful taxes, assessments, and governmental charges or levies imposed upon the Company upon the income of profits of the Company or upon any property, real, personal or mixed, belonging to the Company or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, material and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof, except that the Company shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company as the case may be, shall set aside on its books such reserves, if any, as shall be deemed by it adequate with respect to any such tax, assessment, charge, levy or claim so contested.

     (b) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises, and comply with all laws applicable to the Company as its counsel may advise; except that nothing in this subsection (b) shall prevent a liquidation or dissolution of, or a sale, transfer or disposition of the property and assets of, or a merger or consolidation of, the Company or any Affiliate not prohibited by the provisions of
          Section 3.04; and

     (c) at all times maintain, preserve, protect and keep, or cause to be maintained, preserved, protected and kept, its property used or useful in the conduct of the business of the Company in good repair, working order and condition, and from time to time make, or cause to be made, all necessary and proper repairs, renewals, replacements betterment and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

     Section 3.03. Notice of Defaults. In the event that any Event of Default shall have occurred, the Company will promptly give written notice thereof to each Holder of a Convertible Notes, which in no case will be given later than 10 calendar days after the Event of Default occurs.

     Section 3.04. Mergers, etc. Subject to Section 3.02, the Company may not consolidate with or merge into, or transfer all or substantially all its assets to, another corporation unless (a) the resulting, surviving or transferee corporation assumes in writing all the obligations of the Company under the Convertible Notes and (b) no Event of Default shall have occurred and be continuing. Upon any consolidation or merger, or any transfer of all or substantially all the assets of the Company in accordance with this
Section 3.04, the successor corporation formed by such consolidation or with or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Convertible Note with the same effect as if such successor corporation has been named as the Company herein.

     Section 3.05. Notice of Certain Actions.  In case at any time:

     (a) the Company shall declare any dividend upon its shares of capital stock payable in securities or make any special dividend or other distribution (other than a cash dividend to the holders of such shares);

     (b) the Company shall offer for subscription pro rata to the holders of its shares of capital stock for any additional securities of any class or other rights;

     (c) there shall be any capital reorganization, or reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all its assets to, another corporation or other entity;

     (d) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

     (e) the Company shall enter into an agreement or adopt a plan for the purpose of effecting a consolidation, merger, or sale of all or substantially all of its assets: then, in any one or more of said cases, the Company shall give written notice pursuant to the notice provisions contained in Section [9.05] hereof, to the registered holder hereof, of the date on which (a) the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights, or (b) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of shares of record of capital stock shall participate in such dividend, distribution or subscription rights, or shall be entitles to exchange their shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, as the case may be. Such written notice shall be given at least 30 days prior to the action in question and not less than 30 days prior to the record date or the date on which the Company's transfer books are closed in respect thereto.

Section 4.  OPTIONAL PREPAYMENTS.

     Section 4.01. Optional Prepayments. The Company shall have the privilege, at any time and from time to time prior to Maturity of prepaying the outstanding Convertible Notes, either in whole or in part by payment of the principal amount of each Convertible Note, or portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment, without premium or penalty.

     Section 4.02. Notice of Prepayments. The Company will give notice of any prepayment of the Convertible Notes pursuant to Section 4.01 to each holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment ("Prepayment Date") specifying (I) the Prepayment Date,
(ii) the principal amount of the Holder's Convertible Notes to be prepaid on the Prepayment Date and (iii) the accrued interest applicable to the prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Convertible Notes specified in such notice, together with the premium, if any, and accrued interest thereon shall become due and payable on the Prepayment Date.

     Section 4.03 Allocation of Prepayments. All partial prepayments pursuant to Section 4.01 shall be applied on all outstanding Convertible Notes ratably in accordance with the unpaid principal amounts thereof.

Section 5.  REMEDIES.

     Section 5.01 Events of Default. An "Event of Default" occurs if one or more of the following shall happen (for any reason whatsoever and whether such happening shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

     (a) if default be made in the punctual payment of the principal on any of the Convertible Notes when and as the same shall become due and payable, whether at the fixed maturity of said Convertible Notes or otherwise; or

     (b) if default be made in the payment of any installment of interest on any of the Convertible Notes and such default shall continue for a period of 30 days after notice; or

     (c) if default be made in the due observance or performance of any covenant, condition or agreement contained in Section 3.02 to 3.05, both inclusive, and such default shall have continued for a period of 30 days after the Holders of a majority of the principal amount of the Convertible Notes then outstanding shall have given notice to the Company (which notice shall specify the default, demand that it be remedied and state that the notice is a "Notice of Default"); or

     (d)  the Company pursuant to or within the meaning of any Bankruptcy Law:
          (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in any involuntary case, (iii) consents to the appointment of a Custodian of it or for any substantial part of its property, (iv) makes a general assignment for the benefit of its creditors; or

     (e) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Company in an involuntary case, (ii) appoints a Custodian of the Company or for any substantial part of its property, (iii) orders the liquidation of the Company; and the order or decree remains unstayed and in effect for 30 days.

     The term "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

     Section 5.02. Acceleration. If an Event of Default (other than an Event of Default specified in Section 5.01 (d) or (e)) occurs and is continuing then, at the option of the Holder of this Convertible Note, exercised by written notice to the Company, the principal of this Convertible Note shall forthwith become due and payable, together with the interest accrued hereon. If an Event of Default specified in Section 5.01 (d) or (e) occurs at any time, such an amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Holder of this Convertible Note.

     The provisions of this Section 5.02 are subject, however, to the condition that if, at any time after any Convertible Note shall have so become due and payable, the Company shall pay all arrears of interest on the Convertible Notes and all payments on account of the principal (and accrued interest on Convertible Notes due and payable by virtue of acceleration) shall be remedied or waived pursuant to Section 9.04, then, and in every such case, subject to
Section 9.04 (b), the Holder or Holders of at least 66-2/3% in aggregate principal amount of the Convertible Notes at the time outstanding, by written notice to the company, may rescind and annul such acceleration and its consequences; but no such action shall affect any subsequent Default or Event of Default or impair any right consequent thereon.

     Section 5.03. Other Remedies. Subject to the provisions of Section 5.02, in case any one or more of the Events of Default specified in Section 5.01 shall have occurred and be continuing, the Holder of this Convertible Note may proceed to protect and enforce its rights by suit in equity, action at law or by other appropriate proceedings or both, whether for the specific performance of any covenant or agreement contained in this Convertible Note or in aid of the exercise of any power granted in this Convertible Note, or may proceed to enforce the payment of this Convertible Note or to enforce any other legal or equitable right of the Holder of this Convertible Note.

     The remedies of the holder provided herein shall be cumulative and concurrent, and may be pursued singly, successively, or together at the sole discretion of the holder, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

     The Company hereby waives and releases all errors, defects and imperfections in any proceedings instituted by the holder under the terms of this Convertible Note, as well as all benefit that might accrue to the Company by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy, or sale under execution, or providing for any stay of execution, exemption form civil process or extension of time for payment; and the Company agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, or any writ of execution issued thereon, may be sold upon any such writ in whole or in part in any ordered desired by the holder.

     The holder shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the holder, and then only to the extent specifically set forth in writing. A waiver of one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.

     Section 5.04. Notice by the Company of Acceleration or Other Action by Convertible Noteholders or Holders of Other Indebtedness. If any Holder of a Convertible Note shall give any notice to the Company with respect to any Event of Default (or with respect to any event which with notice or the lapse of time, or both, would be an Event of Default), or accelerate the maturity thereof or take any other action in respect of an Event of Default or such event, or if the holder of any bond, debenture, note or other similar evidence of indebtedness (other than the Convertible Notes) of, or secured or guaranteed by, the Holder shall give any notice to the Company in respect of any default thereunder or under any agreement pursuant to which such bond, debenture, note or other evidence or indebtedness is issued, the Company shall forthwith give written notice to all Holders of Convertible Notes, specifying such action and the nature and status of the Event of Default or event or other default.

     Section 5.05. Remedies Cumulative. No remedy herein conferred upon the Holder of this Convertible Note is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

     Section 5.06. Enforcement. If there shall be any Default under this Convertible Note and this Convertible Note shall be placed in the hands of an attorney for collection, or shall be collected through any court, including any bankruptcy court, the Company promises to pay to the order of the Holder hereof such Holder's reasonable attorneys' fees and court costs incurred in collecting or attempting to collect or securing or attempting to secure this Convertible Note or enforcing the Holder's rights with respect to any collateral securing this Convertible Note, to the extent allowed by the laws of the State of Florida or any state in which any collateral for this Note shall be situated.

Section 6.  CONVERSION.

     Section 6.01. Right of Conversion, Conversion Price. Subject to and upon compliance with the provisions of this Section 6, the Holder shall have the right, at his option, at any time during usual business hours (including the period between the date on which the Company gives notice of prepayment and the Prepayment Date) to convert the principal and accrued interest of any Convertible Note owned by such Holder into fully paid and in nonassessable shares of Common Stock at the rate of $4.00 for each share of common Stock (the "Conversion Price") which price per share shall be payable by surrender of such Convertible Note.

     (a) As of the date hereof, the authorized and outstanding capital stock of the Company is 4,973,000 (four million nine hundred seventy three thousand) shares.

     Section 6.02. Manner of Exercise.

     (a) In order to exercise the conversion right, the Holder of any Convertible Note to be converted shall surrender such Convertible Note at the office of the Company, accompanied by written notice to the Company stating (i) that the Holder elects to convert such Convertible Note or, if less than the entire principal amount of a Convertible
          Note is to be converted, the portion thereof (a multiple of $1,000) to be converted, and (ii) the name or names (with addresses) in which the certificate or certificates for shares of Common Stock issuable on such conversion shall be issued. Convertible Notes surrendered for conversion shall be accompanied by proper assignment thereof to the Company or in blank for transfer if the shares are to be issued in a name other than that of the Holder.

     (b) In the case of any Convertible Note which is converted in part only, upon such conversion the Company shall execute and deliver to the Holder thereof, at the expense of the Company, a new Convertible Note or Convertible Notes of authorized denominations in principal amount equal to the unconverted portions of such Convertible Note.

     Section 6.03. Issuance of Shares of Common Stock on Conversion.

     (a) As promptly as practicable after the receipt of such notice and the surrender of such convertible Note as aforesaid, the Company shall issue, at its expense, and shall deliver to such Holder, or on his written order, at the aforesaid office of the Company (i) a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such Convertible Note (or specified portion thereof), and (ii) a certificate or certificates for any fractional shares of Common Stock issuable upon conversion of such Convertible Note (or specified portion thereof) or, at the Company's option, cash in lieu of script for any fraction of a share to which such Holder is entitled upon conversion as provided in Section 6.05.

     (b) Such conversion shall be deemed to have been effected immediately prior to the close of business on the date ("Conversion Date") on which the Company shall have received both such notice and the surrendered Convertible Note as aforesaid, and at such time the rights of the Holder of such Convertible Note shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

     Section 6.04 No Adjustments for Interest or Dividends. No payment or adjustment shall be made by or on behalf of the Company on account of any interest accrued on any Convertible Notes surrendered for conversion or on account of any dividends on the shares of Common Stock issued upon such conversion which were declared for payment to holders of shares of Common Stock or record as of a date prior to the Conversion Date. All payments of accrued interest on any Convertible Note shall be made in cash or additional stock at the Conversion Price, at Company's option.

     Section 6.05. Fractional Shares. The Company, at its option, may issue fractional shares of common Stock upon any conversion of Convertible Notes or, in lieu of any fraction of a share of Common

Stock to which any Holder would otherwise be entitled upon conversion of any Convertible Notes (or specified portions thereof), the Company may pay a cash adjustment for such fraction in an amount equal to same fraction of the conversion price per share.

     Section 6.06 Adjustment of Conversion Price. The Conversion Price shall be adjusted as set forth in this section.

     (a) In the event that the Company shall make any distribution of its assets upon or with respect to its shares of Common Stock, as a liquidating or partial liquidating dividend, or other than as a dividend payable out of earnings or any surplus legally available for dividends under the laws of the state of incorporation of the Company, each Holder of any Convertible Note then outstanding shall, upon the exercise of his right to convert after the record date for such distribution or, in the absence of a record date, after the date of such distribution receive, in addition to the shares subscribed for, the amount of such assets (or, at the option of the Company, a sum equal to the value thereof at the time of distribution as determined by the Board of Directors in its sole discretion) which would have been distributed to such Holder if he had exercised his right to convert immediately prior to the record date for such distribution or, in the absence of a record date, immediately prior to the date of such distribution.

     (b) In case at any time the Company shall subdivide its outstanding shares of Common Stock into a greater number of shares, the current Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Current Conversion Price in effect immediately prior to such combination shall be proportionately increased.

     (c) If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the company with another corporation, or the sale transfer or lease of all or substantially all of its assets to another corporation, shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive shares, securities or assets with respect to or in exchange for shares of Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, the Company or such successor or purchasing corporation, as the case may be, shall execute an amendment to the Convertible Notes providing that the Holder of each Convertible Note then outstanding shall have the right thereafter and until the expiration of the period of convertibility to convert such Convertible Note into the kind and amount of shares, securities or assets receivable upon such reorganization, reclassification, consolidation, merger or sale by a holder of the number of shares of Common Stock into which such Convertible Note might have been converted immediately prior to such reorganization, reclassification, consolidation, merger or sale, subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6.

     (d) Upon such adjustment of the Conversion Price pursuant to the provisions of this Section 6.06, the number of shares issuable upon conversion of this Note shall be adjusted to the nearest full amount by multiplying a number equal to the Conversion Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon exercise of this Note immediately prior to such adjustment and dividing the product so obtained by the adjusted Conversion Price.

     Section 6.07 Adjustment of Conversion Price Share Issuances. If and whenever on or after the date hereof the Company shall issue any shares of Common Stock for a consideration per share less than the Conversion Price (whether pursuant to a direct issuance or any option or warrant to acquire shares) or issue any security convertible into shares of Common Stock at a conversion value of less than the Conversion Price, then, forthwith upon such issue or sale, the Conversion Price shall be reduced as follows:

     (a) If the shares issued at such lower price shall have been issued in a transaction or series of transactions occurring within any 18 month period and shall have constituted 5% or more of the Company's then outstanding shares (determined as set forth in (iv below), the Conversion Price shall be reduced to (i) the lowest prices at which such shares were offered in any one transaction constituting 5% or more; or (ii) to the lowest weighted average price per share in any series of transactions constituting 5% or more in which no one transaction by itself constituted 5%; or

     (b) If the shares issued at such lower price shall have been issued otherwise than for 5% or more of the Company's then outstanding shares as stated in subsection (a) above, the Conversion Price shall be reduced to a number determined by multiplying then Conversion Price in effect immediately prior to such issuance by the following fraction:

                         B
                     A+  -
                         C
                    ---------
                        A+D

          wherein:

               A = the number of outstanding shares of Common Stock immediately prior to the subject issuance;

               B = the aggregate consideration for the shares then being issued;

               C =  the then Conversion Price; and

               D =  the number of shares then being issued.

The Conversion Price shall be further reduced from time to time thereafter whenever any Shares are so issued or converted for a lower price than the then Conversion Price, as adjusted prior to that date. However, no adjustment of the conversion price shall be made in an amount less than $.02 share, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $.02 per share or more.

     For the purposes of this Section 6.07, the following provisions (i) through
(iii) shall also be applicable:

     (i) in case any shares shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any shares shall be issued for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined by the Board of Directors of the Company, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith.

     (ii)  At no time shall the Conversion Price increase.

     (iii) As used in this Section 6.07, the number of outstanding shares at any given time shall be deemed to be the aggregate of the Company's then issued and outstanding Shares, plus all shares into which the Holder of this Convertible Note may then convert this Convertible Note pursuant to the terms hereof, plus all Shares which the holders of any then outstanding options, warrants, convertible preferred stock or other convertible securities and then or will be entitled to acquire pursuant to their rights under those instruments (assuming the Conversion Prices and ratios applicable to them at that time, irrespective of whether such holders have rights to acquire such shares thereunder immediately or at a later date, and without taking into consideration any change in the Conversion Price relative to this Convertible Note or any other instrument which could result from the subject issuance of Shares), but not including the new shares then being issued by the Company pursuant to which the aforesaid 5% test shall relate.

     Section 6.08. Covenant to Reserve Shares for Conversion. The Company convenants that it will at all times reserve and keep available out of its authorized shares of Common Stock, such number of shares of Common Stock as shall then be deliverable upon the conversion of all outstanding Convertible

Notes. All shares of Common Stock, which shall be deliverable, shall be duly and validly issued and fully paid and nonassessable.

     Section 6.09. Notice of Change of Conversion Price. Whenever the Conversion Price is adjusted, as herein provided, the Company shall promptly send to each Holder a certificate of a firm of independent public accountants (who may be the accountants regularly employed by the Company) selected by the Board of Directors setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Such certificate shall be conclusive evidence of the correctness of such adjustment.

Section 7.  REGISTRATION RIGHTS.

     Section 7.01. Piggy-Back. If the Company proposes to file, on its behalf and/or on behalf of any of its securities holders, a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act") other than in connection with a dividend reinvestment, employee stock purchase, option or similar plan or in connection with a merger, consolidation or reorganization, the Company shall give written notice to each Holder at least 30 days before the filing with the Securities and Exchange Commission ("SEC") of such Registration Statement. Each Holder who desires to include any of its shares of Common Stock into which the Convertible Notes are convertible, whether or not already converted, (the "Registrable Securities") in such Registration Statement shall give written notice to the Company within 20 days after the date of receipt of written notice from the Company. The Company shall thereupon include in such filing the shares of Common Stock designated by such Holder and, subject to its right to withdraw such filing, shall use its best efforts to effect registration under the Securities Act of such shares of Common Stock.

     Section 7.02. Conditions. The right of the Holders to have shares included in any registration Statement in accordance with the provision of this Section 7 shall be subject to the following conditions:

     (a) The Company shall have the right to require that the Holders participating in such Registration Statement agree to refrain from offering or selling (other than in a private sale) any shares of Common Stock that they own which are not included in any such Registration Statement in accordance with this Section 7 for any time period specified in writing by any managing underwriter of the offering to which such Registration Statement relates;

     (b) If any managing underwriter of the offering to which the Registration Statement relates informs the Company in writing that the total number of shares of Common Stock requested by the Holders to be included in the Registration Statement is sufficiently large to affect the success of such offering adversely, then the Company will include only the number of shares, if any, in the Registration Statement that such managing underwriter shall advise the Company will not so affect the offering, and reductions in the number of shares of Common Stock owned by the Holders and other persons who have elected to have shares of Common Stock included in such Registration Statement will be made proportionately to their respective percentages of ownership of shares to be included in the Registration Statement; and

     (c) The Company shall furnish Holders who have shares included in a Registration Statement pursuant to this Section 7 with such number of copies of the prospectus relating to the offering (the "Prospectus") (including any preliminary prospectus or supplemental or amended prospectus) as such Holder may reasonably request in order to facilitate the sale and distribution of its shares.

     Section 7.03. Registration Covenants of Company. The Company shall use its best efforts to prepare and file the Registration Statement or proceed with the Offering as to which the notice specified herein is given.

     (a) The Company shall use its best efforts to file a registration statement within forty-five (45) days of receipt of any demand therefor, shall use its best efforts to have any registration statement declared effective at the earliest possible time, and shall furnish each Holder desiring to sell Registrable Securities such number of prospectuses as shall reasonably be requested.

     (b) As expeditiously as possible prepare and file with the Commission any amendments and supplements to the registration statement and the prospectus included therein. as may be necessary to keep the registration statement effective until the later of (i) the date when all Registrable Securities registered have been sold, or (ii) two years from the effective date of the registration statement.

     (c) The Company shall pay all costs (excluding any underwriting or selling commissions or other charges of any broker-dealer acting on behalf of Holder(s), fees and expenses in connection with all registration statements filed pursuant to Section 7 hereof including, without limitation, the Company's legal and accounting fees. If the Company shall fail to comply with the provisions of Section 7.03(a) or (b), the Company shall, in addition to any other equitable or other relief available to the Holder(s), be liable for any or all damages due to loss of profit sustained by the Holder(s) requesting registration of their Registrable Securities.

     (d) The Company shall take all necessary action which may be required in qualifying or registering the Registrable Securities included in the registration statement for offering and sale under the securities or blue sky laws of such states as reasonably as requested by the Holder(s), provided that the Company shall not be obligated to execute or file any general consent to service of process or to qualify as a foreign corporation to do business under the laws of any such jurisdiction.

     (e) The Company shall indemnify the Holder(s) of the Registrable Securities to be sold pursuant to any registration statement and each person, if any, who controls such Holders within the meaning of
          Section 15 of the Act or Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may be subject.

     (f) The Holder(s) of the Registrable Securities to be sold pursuant to a registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against all loss, claim, damage or expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from written information furnished by or on behalf of such Holders, or their successors or assigns, for specific inclusion in such a registration statement.

     (g) Nothing contained in this Agreement shall be construed as requiring the Holder(s) to convert their Notes prior to the initial filing of any registration statement or the effectiveness thereof.

     (h) The Company shall furnish to each Holder participating in an offering including Registrable Securities, pursuant to Sections 7.01 hereof, and to each underwriter, if any, a signed counterpart, addressed to such Holder or underwriter, of (i) an opinion of counsel to the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, an opinion dated the date of the closing under the underwriting agreement), and (ii) a "cold comfort" letter dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, a letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Company's financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities.

     (i) The Company shall as soon as practicable after the effective date of a registration statement relating to any Registrable Securities pursuant to Section 7.01 hereof, and in any event within fifteen (15) months thereafter, make "generally available to its security holders" (within the meaning of Rule 158 under the Act) an earnings statement (which need not be audited) complying with
          Section 11(a) of the Act and covering a period of at least twelve (12) consecutive months beginning after the effective date of the registration statement.

     (j) The Company shall deliver promptly to each Holder participating in an offering including any Registrable Securities pursuant to Sections 7.01 hereof, who so requests, and to the managing underwriter, copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and permit each Holder and underwriter to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of the National Association of Securities Dealers, Inc. ("NASD"). Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times and as often as any such Holder shall reasonably request as it deems necessary to comply with applicable securities laws and NASD rules.

     (k) With respect to a registration pursuant to Section 7.01 hereof, if requested by the Holders holding a Majority of the Registrable Securities, the Company may enter into an underwriting agreement with the managing underwriter selected for such underwriting by Holders holding a Majority of the Registrable Securities requested to be included in such underwriting. Such managing underwriter(s) shall be satisfactory to the Company and each Holder and such agreement shall be satisfactory in form and substance to the Company, each Holder and such managing underwriters, and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type used by the managing underwriter. The Holders may be parties to any underwriting agreement relating to an underwritten sale of their Registrable Securities and may, at their option, require that any or all the representations, warranties and covenants of the Company to or for the benefit of such Holders. Such Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriters except as they may relate to such Holders and their intended methods of distribution.

     (l) Subject to the provisions of Section 7.02(a) or (b), upon the written request therefor by any Holder(s), the Company may include in the registration statement any other securities of the Company held by such Holder(s) as of the date of filing of such registration statement, including without limitation, restricted shares of Common Stock, options, warrants or any other securities convertible into shares of Common Stock.

     (m) For purposes of this Agreement, the term "Majority" in reference to the Holders of Warrants or Registrable Securities, shall mean in excess of fifty percent (50%) of the outstanding Warrants or Registrable Securities that (i) are not held by the Company, an affiliate (excluding Katsock), officer, creditor, employee or agent thereof or any of their respective affiliates, members of their family, persons acting as nominees or in conjunction therewith or (ii) have not been resold to the public pursuant to a registration statement filed with the Commission under the Act.

     Section 7.04 "No Action" Letter: Opinion of Counsel. No Holder shall have registration rights under this Section with respect to any sales proposed by them of shares as to which sales (i) a "no action" letter is received from the SEC or its staff confirming the availability of an exemption from the requirements of the Securities Act or (ii) an unqualified opinion of counsel to the Company is rendered to the effect that registration of such shares for such sales is not required; provided that in both cases (i) and (ii) above, the volume limitations of Rule 144(e) under the Securities Act shall not limit the amount of shares of Common Stock that the Holders are entitled to offer and sell without registration under the Securities Act.

     Section 7.05. Recall of Prospectuses, etc. With respect to a Registration Statement or amendment thereto filed pursuant to this Section, if, at any time, the Company notifies the selling Holder that an amendment or supplement to such Registration Statement or amendment or the prospectus included therein is necessary or appropriate, the selling Holder will forthwith cease selling and distributing shares thereunder and will forthwith redeliver to the Company all copies of such Registration Statement and prospectuses then in their possession or under their control.

     Section 7.06. Cooperation of Holders. The Company shall be entitled to require that each selling Holder cooperate with the Company in connection with a registration of shares of Common Stock pursuant to this Section and furnish such information, representations, undertakings and agreements regarding such selling Holder and the distribution as may be reasonably required by the Company or as required by law in connection therewith.

     Section 7.07. Expenses. The Company will bear all the expenses in connection with any Registration Statement under this Section 7 (including the fees and expenses of a single counsel to the Holders) other than transfer taxes payable on the sale of such shares and fees and commissions of brokers, dealers and underwriters.

     Section 7.08. Indemnification. In the event of the registration of any securities under the Securities Act pursuant to this Section, the Company and the Holders shall provide to each other customary indemnification to the extent of any loss, claim, damage, liability or expense arising out of such registration.

Section 8:  Status of the Holder:

     Section 8.01. The Holder has such knowledge and experience in financial and business matters that the Holder is capable of evaluating the merits and risks of this Convertible Note. The Holder is able to bear the economic risk of this Note. The Holder has had the opportunity to consult with the Holder's own attorney, accountant and/or purchaser representative regarding this Note and the suitability of this transaction, and to the extent necessary, the Holder has retained, at Holder's own expense, and relied upon, appropriate professional advice regarding this Note, the investment it represents, tax and legal merits, risks and consequences of this Note and of purchasing and owning the Shares.

     Section 8.02. The Holder represents that the Holder is an "Accredited Investor", as that term is defined below, and that at least one of the categories set forth in (a) through (h) below applies to the Holder. The Holder is one or more of the following:

             (a) a natural person whose individual net worth, or joint net worth with that person's spouse, exceeds $1,000,000;

             (b) a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

             (c) a bank as defined in Section 3(a)(2) of the Securities Act or a savings and loan association or other institution as defined in
Section 3(a) (5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 (the "1940 Act") or a business development company as defined in Section 2(a)(48) of the 1940 Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under
Section 301(c) or (d) of the Small Business Investment Act of 1958; or an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 ("ERISA"), if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which fiduciary is either a bank, savings and loan association, insurance company or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or if a self-directed plan, with investment decisions made solely by persons that are Accredited Investors (as listed in categories (a)-(h) herein);

             (d) a private business development company as defined in
Section 202(a)(22) of the 1940 Act;

          (e) an organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, Massachusetts or similar business trust or a partnership, with total assets in excess of $5,000,000, and which was not formed for the specific purpose of engaging in this transaction;

          (f) a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of engaging in this transaction, which is directed by a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of this investment;

          (g) a director or executive officer of the Company; or

          (h) an entity in which all of the equity owners are Accredited Investors [as listed in categories (a)-(h)].


Section 9.  MISCELLANEOUS

     Section 9.01. Governing Law. This Convertible Note shall be construed in accordance with the laws of the State of Florida applicable to contracts entered into and to be performed wholly within said State.

     Section 9.02. Successors and Assigns. All the covenants, stipulations, promises and agreements in the Convertible Notes held by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

     Section 9.03 Course of Dealing: No Waiver. No course of dealing between the Company and the Holder hereof shall operate as a waiver of any right of any holder hereof and no delay on the part of the Holder in exercising any right hereunder shall so operate.

     Section 9.04. Waiver of Compliance.

     (a) Any term, covenant, agreement or condition hereof may be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the agreement or consent in writing of the Holders of at least 51% in aggregate principal amount of all outstanding Convertible Notes, but no such amendment or waiver shall:

          (i) change the amount or maturity of any principal on the Convertible Notes or change the rate or extend the time of payment of interest on the Convertible Notes or reduce the amount of principal thereof or modify any of the provisions of the Convertible Notes with respect to the payment or prepayment thereof:

          (ii) give to any Convertible Note any preference or priority over any other Convertible Note; or

          (iii) reduce the percentage of Holders of the Convertible Notes required to approve any such amendment or effectuate any such waiver.

     (b) In determining whether the Holders of the requisite principal amount of outstanding Convertible Notes have given any authorization, consent or waiver under this Section 9.04 or under Section 5.02, Convertible Notes owned by the Company shall be disregarded and deemed not to be outstanding.

     Section 9.05. Manner of giving Notices. Any notice required to be given to the Holder hereof by the Company hereunder shall be given by overnight delivery with a reputable established courier service and by certified registered mail to the Holder at its address designated on the register referred to in Section 1.01 on the date of such notice.

     Section 9.06. Expenses in Preparation. All expenses of the Holder in the negotiation, preparation, execution and delivery of this Convertible Note, including attorneys' fees shall be paid by the Company.

     Section 9.07. Other Provisions. The Company waives demand, presentment, protest, notice of dishonor and any other form of notice that may be required to hold the Company liable on this Note.

     IN WITNESS WHEREOF, the undersigned has caused this Convertible Note to be signed in its corporate name by one of its officers thereunto duly authorized, and to be dated as of the date first written above.


                                 FINANCIALWEB.COM, INC.

                                 By:    ________________________________
                                        James P. Gagel
                                 Title: Executive Vice President
                                        ________________________________
                                 Date:  March 30, 1999